Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-61598-99, No. 333-113684, No. 333-129454, and No. 333-230575) of PNM Resources, Inc. of our report dated June 20, 2024, relating to the financial statements and supplemental information of the PNM Resources, Inc. Retirement Savings Plan (the “Plan”) as of and for the year ended December 31, 2023, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP

Los Angeles, California
June 20, 2024